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                        GREEN OASIS ENVIRONMENTAL, INC.
                        (A Development State Enterprise)
                                   EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE


                                                                                                                    Period
                                                                                                                     from
                                                                                                                   Sept. 24,
                                                                                                                      1991
                                                                                                                  (Inception)
                                              Three Months Ended                Nine Months Ended                   through
                                                 September 30,                     September 30,                   Sept. 30,
                                              1997          1996                1997           1996                  1997
                                          ----------     ----------          ----------     ----------          -------------
INCOME (LOSS)
  Net loss before extraordinary items     $  (365,239)      $ (163,818)      $ (403,322)       $ (427,181)      $(6,706,861)
  Dividends on preferred shares                     0                -            2,000             3,080           150,198
                                          -----------       ----------        ----------       ----------       -----------
                                             (365,239)        (163,818)        (405,322)         (430,261)       (6,857,059)
  Extraordinary gain                                -           20,643          115,577           286,614           781,111
                                          -----------       ----------       ----------        ----------       -----------
  Loss applicable to common stock         $  (365,239)      $ (143,175)      $ (289,745)       $ (143,647)      $(6,075,948)
                                          ===========       ==========       ==========        ==========       ===========

PRIMARY
 INCOME (LOSS) PER SHARE
   Net income (loss) before
    extraordinary gain                    $     (0.06)      $    (0.03)      $    (0.06)       $    (0.08)      $     (1.54)
   Extraordinary gain                              -                 -             0.02              0.05              0.18
                                          -----------       ----------       ----------        ----------       -----------

     Primary income (loss) per
     common share                         $     (0.06)      $    (0.03)      $    (0.04)       $    (0.03)      $     (1.36)
                                          ===========       ==========       ==========        ==========       ===========

Shares
  Weighted average number of common
    shares outstanding                      6,465,134        5,537,550        6,409,814         5,492,912         4,466,640
                                          ===========       ==========       ==========        ==========       ===========

FULLY DILUTED
  INCOME (LOSS) PER SHARE                    N/A               N/A               N/A               N/A                N/A


Computation of fully diluted earnings per share is antidilutive, and presentation is omitted.